Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment #1 to the Annual Report on Form 10-K for the year ended December 31, 2008, filed on April 5, 2010, our report dated April 10, 2009 with respect to our audit of the consolidated financial statements of The Enlightened Gourmet, Inc. for the year ended December, 2008.

/s/ Mahoney Sabol & Company

Mahoney Sabol & Company

95 Glastonbury Blvd.

Glastonbury, CT 06033